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January 22, 2021

Board of Trustees

Goldman Sachs Trust

Goldman Sachs Imprint Emerging Markets Opportunities Fund

71 South Wacker Drive

Chicago, Illinois 60606

Board of Trustees

Goldman Sachs Trust

Goldman Sachs ESG Emerging Markets Equity Fund

71 South Wacker Drive

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Goldman Sachs Imprint Emerging Markets Opportunities Fund (“Acquired Fund”), a separate series of the Goldman Sachs Trust, a Delaware statutory trust (“Acquired Fund Trust”), and to Goldman Sachs ESG Emerging Markets Equity Fund (“Acquiring Fund”), also a separate series of the Trust, and to the holders of shares of beneficial interest in Acquired Fund (the “Acquired Fund Shareholders”), in connection with the transfer of substantially all of the assets, as defined in the Agreement and Plan of Reorganization (the “Plan”) dated as of January 21, 2021, executed by the Trust on behalf of the Acquiring Fund and the Acquired Fund, of the Acquired Fund (the “Assets”) to Acquiring Fund in exchange solely for shares of beneficial interest of Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of Acquired Fund’s liabilities as defined in the Plan (the “Liabilities”) by Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Plan.

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For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Registration Statement, (3) facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to Acquired Fund and Acquiring Fund:

1.

The acquisition by Acquiring Fund of all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.

Acquired Fund will not recognize gain or loss upon the transfer of all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Dechert LLP

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3.	Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.	Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund.

5.

The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.

Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.

The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.

An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

Dechert LLP

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We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to all references to our firm therein.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

Dechert LLP